Exhibit 12

                               FORMICA CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (in millions, except ratio data)

                                                                            Eight        Four
                                                Year          Year         Months       Months        Year          Year
                                                Ended         Ended         Ended        Ended        Ended         Ended
                                              December      December      December       April      December      December
                                              31, 2000      31, 1999      31, 1998     30, 1998     31, 1997      31, 1996
                                             ------------  ------------  ------------  ----------  ------------  ------------

Loss from continuing operations
before income taxes per
statement of operations                        $(46.6)       $(43.5)       $(19.5)      $ (14.6)    $(504.6)       $(22.9)

Add:
Portion of rents representative
of the interest factor                            2.6           2.4           1.8           0.8         2.6           2.5

Interest on indebtedness and
amortization of debt expense                     50.8          37.4          25.7           1.7         3.1          10.6

                                             ------------  ------------  ------------  ----------  ------------  ------------

Income as adjusted                                6.8          (3.7)          8.0         (12.1)     (498.9)         (9.8)
                                             ============  ============  ============  ==========  ============  ============

Fixed Charges:
Interest on indebtedness and
amortization of debt expense (1)
                                                 50.8          37.4          25.7           1.7         3.1          10.6
                                             ------------  ------------  ------------  ----------  ------------  ------------

Capitalized interest (2)                         --            --            --            --           1.3           0.2
                                             ------------  ------------  ------------  ----------  ------------  ------------

Rents                                             7.7           7.2           5.3           2.4         7.8           7.6

                                             ------------  ------------  ------------  ----------  ------------  ------------

Portion of rents representative
of the interest factor (3)                        2.6           2.4           1.8           0.8         2.6           2.5
                                             ------------  ------------  ------------  ----------  ------------  ------------

                                             ------------  ------------  ------------  ----------  ------------  ------------
Fixed Charges (1) + (2) + (3)                  $ 53.4        $ 39.8        $ 27.5          $2.5       $ 7.0        $ 13.3
                                             ============  ============  ============  ==========  ============  ============


Ratio of earnings to fixed charges                0.13         --             0.29         --          --            --
                                             ============  ============  ============  ==========  ============  ============


                                      E-3